Exhibit 23.1

The accompanying financial statements give effect to a 1-for-2.5 reverse split for the common stock and convertible preferred stock of Aerohive Networks, Inc. and subsidiaries (the “Company”) which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-2.5 reverse split of the common stock and convertible preferred stock of the Company described in the first paragraph of Note 8 to the financial statements and assuming that from September 6, 2013 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosure therein.

/s/ Deloitte & Touche LLP

San Jose, California

February 13, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 6, 2013 (except for the first paragraph of Note 8, as to which the date is November , 2013), relating to the consolidated financial statements of Aerohive Networks, Inc. and its subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

San Jose, California

February     , 2014